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                                                                    EXHIBIT 99.3

                          OTTAWA FINANCIAL CORPORATION
                               245 CENTRAL AVENUE
                            HOLLAND, MICHIGAN 49423
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                           NOTICE OF SPECIAL MEETING

                        TO BE HELD ON NOVEMBER 21, 2000

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     NOTICE IS HEREBY GIVEN that Ottawa Financial Corporation will hold a special meeting of its shareholders, on November 21, 2000 at 3:00 p.m., local time, at the Holiday Inn and Conference Center, 650 East 24th Street, Holland, Michigan. The purpose of the meeting is:


     1. to consider and vote on a proposal to adopt the affiliation agreement, dated as of August 31, 2000, by and between Fifth Third Bancorp and Ottawa Financial Corporation relating to, among other matters, the merger of Ottawa with and into Fifth Third. A copy of the affiliation agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

     2. to consider and vote upon such other matters as may properly come before the meeting.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AFFILIATION AGREEMENT AND RECOMMENDS YOU VOTE "FOR" THE PROPOSAL.

     Only shareholders of record at the close of business on October 2, 2000 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of that meeting. A list of Ottawa shareholders entitled to vote at the special meeting will be available for examination by any shareholder at the main office of Ottawa during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.


     It is important that your shares be represented and voted at the special meeting. The affirmative vote of at least a majority of the issued and outstanding shares of Ottawa common stock entitled to vote is required to adopt the affiliation agreement. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE ACT TODAY.


     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call Regan & Associates, Inc., who is assisting us, at 1-800-737-3426.

                                          By Order of the Board of Directors

                                          Ronald L. Haan
                                          President, Chief Operating Officer and
                                          Secretary


October 20, 2000


     THE BOARD OF DIRECTORS OF OTTAWA UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE AFFILIATION AGREEMENT. YOUR SUPPORT IS APPRECIATED.